Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 333-260126, 333-267479 and 333-275822) and the Registration Statements on Form S-8 (Registration Nos. 333-261221, 333-265318, 333-265319, 333-270875 and 333-270876) of TMC the metals company Inc. of our report dated March 25, 2024, with respect to the consolidated financial statements of TMC the metals company Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2023.

Vancouver, Canada	/s/ Ernst & Young LLP
March 25, 2024	Chartered Professional Accountants